                                                  Issuer Free Writing Prospectus
                     Filed Pursuant to Rule 433 under the Securities Act of 1933
                        Registration Statement Nos. 333-122925 and 333-122925-01
                                                          Relating to Prospectus
                                              Filed Pursuant to Rule 424 (b) (2)


OFFERING SUMMARY
(RELATED TO THE PROSPECTUS SUPPLEMENT,
DATED FEBRUARY 22, 2006)

CITIGROUP FUNDING INC.

PAYMENTS DUE FROM CITIGROUP FUNDING INC.
FULLY AND UNCONDITIONALLY GUARANTEED BY
CITIGROUP INC.

2,850,000 PRINCIPAL-PROTECTED EQUITY
LINKED NOTES BASED UPON THE
DOW JONES INDUSTRIAL AVERAGE(SM)

DUE: JANUARY 25, 2010


CITIGROUP FUNDING INC., THE ISSUER, AND CITIGROUP INC., THE GUARANTOR, HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT (FILE NO. 333-122925) AND THE OTHER DOCUMENTS CITIGROUP FUNDING AND CITIGROUP HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT CITIGROUP FUNDING, CITIGROUP AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE 1-800-248-3580.

Investment Products     Not FDIC Insured    May Lose Value     No Bank Guarantee

FEBRUARY 22, 2006

(CITIGROUP LOGO)

               2,850,000 PRINCIPAL-PROTECTED EQUITY LINKED NOTES
                                 BASED UPON THE
             DOW JONES INDUSTRIAL AVERAGE(SM) DUE JANUARY 25, 2010

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the prospectus supplement and accompanying prospectus related to this offering.

                               HOW THE NOTES WORK

     Principal-protected equity linked notes are hybrid investments that combine characteristics of equity and fixed income instruments. Similar to a fixed income investment, an investor's initial investment is 100% principal protected at maturity. Instead of paying a periodic fixed or floating rate of interest, the return on these notes is paid at maturity and is based upon the appreciation, if any, of an equity index. This type of investment allows investors to participate in a portion of the growth potential of the equity markets without risking their initial investment.

     The Principal-Protected Equity Linked Notes Based Upon the Dow Jones Industrial Average(SM) due January 25, 2010 are equity-linked securities issued by Citigroup Funding Inc. that have a maturity of approximately 4 years. At maturity, you will receive an amount in cash equal to the sum of $10 (your initial investment) plus an Index Return Amount, which may be positive or zero depending on the appreciation, if any, of the Underlying Index and on the Participation Rate. If the Ending Value exceeds the Starting Value, the Index Return Amount will equal the product of (1) $10, (2) the Index Return and (3) the Participation Rate (which is 80%). If the Ending Value is less than or equal to the Starting Value, the Index Return Amount will be zero. Because the notes are principal protected, the payment you receive at maturity will not be less than the amount of your initial investment in the notes, even though the amount payable to you at maturity is dependent on the value of the Underlying Index on the Valuation Date. Capitalized terms used in this summary are defined in "Final Terms" on the following page.

     The notes do not offer current income, which means that you will not receive any periodic interest or other payments on the notes prior to maturity. In addition, you will not receive any dividend payments or other distributions, if any, on the stocks comprising the Underlying Index. The notes may be an attractive investment for an investor seeking growth potential on a principal protected basis and willing to forego current income. This type of investor may include, but is not limited to:

     - Fixed-income investors currently invested in zero coupon bonds who are seeking an opportunity to earn potentially higher equity-linked returns.

     - Conservative equity investors who wish to participate in a portion of the upside potential of a broad-based equity market index, while limiting their exposure to the downside.

     The notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding's parent company. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due, if any, under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup.

                                  FINAL TERMS

     ISSUER:                         Citigroup Funding Inc.
    ................................................................................................................................
     GUARANTEE:                      Payments due on the notes are fully and unconditionally
                                     guaranteed by Citigroup Inc., Citigroup Funding's parent
                                     company
    ................................................................................................................................
     RATING OF THE ISSUER'S
     OBLIGATIONS:                    Aa1/AA- (Moody's/S&P) based upon the Citigroup guarantee
    ................................................................................................................................
     PRINCIPAL PROTECTION:           100% on the Maturity Date
    ................................................................................................................................
     SECURITY:                       Principal-Protected Equity Linked Notes Based Upon the Dow
                                     Jones Industrial Average(SM)
    ................................................................................................................................
     PRICING DATE:                   February 22, 2006
    ................................................................................................................................
     ISSUE DATE:                     February 27, 2006
    ................................................................................................................................
     VALUATION DATE:                 January 20, 2010
    ................................................................................................................................
     MATURITY DATE:                  January 25, 2010
    ................................................................................................................................
     UNDERLYING INDEX:               The Dow Jones Industrial Average(SM)
    ................................................................................................................................
     ISSUE PRICE:                    $10.00 per note
    ................................................................................................................................
     COUPON:                         None
    ................................................................................................................................
     PAYMENT AT MATURITY:            For each $10.00 note, $10.00 plus an Index Return Amount,
                                     which may be positive or zero
    ................................................................................................................................
     INDEX RETURN AMOUNT:            $10.00 X Index Return X Participation Rate, provided that
                                     the Index Return Amount will not be less than zero
    ................................................................................................................................
     INDEX RETURN:                   Will equal the following fraction, expressed as a
                                     percentage:
                                             Ending Value - Starting Value
                                              Starting Value
    ................................................................................................................................
     STARTING VALUE:                 11137.17
    ................................................................................................................................
     ENDING VALUE:                   The closing value of the Underlying Index on the Valuation
                                     Date
    ................................................................................................................................
     PARTICIPATION RATE:             80%
    ................................................................................................................................
     LISTING:                        The notes have been approved for listing on the American
                                     Stock Exchange under the symbol "PPJ," subject to official notice of issuance.
    ................................................................................................................................
     UNDERWRITING DISCOUNT:          2.25%
    ................................................................................................................................
     CALCULATION AGENT:              Citigroup Global Markets Inc.
    ................................................................................................................................
     FEES AND CONFLICTS:             Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the notes. Further,
                                     Citigroup Funding expects to hedge its obligations under the notes through the trading of the stocks comprising the
                                     Underlying Index or other instruments, such as options,
                                     swaps or futures, based upon the Underlying Index or the
                                     stocks compromising the Underlying Index by one or more of its affiliates. Each of Citigroup Funding's or its
                                     affiliates' hedging activities and Citigroup Global Markets'
                                     role as the Calculation Agent for the notes may result in a conflict of interest.
    ................................................................................................................................

                             BENEFITS OF THE NOTES

- GROWTH POTENTIAL. The Index Return Amount payable at maturity is based on the closing value of the Underlying Index on the Valuation Date and on the Participation Rate, enabling you to participate in a portion of the potential increase in the value of the Underlying Index during the term of the notes without directly investing in the Underlying Index or having to acquire each of the component stocks of the Underlying Index.

- CAPITAL PRESERVATION. At maturity, we will pay you at least the principal amount of the notes regardless of the performance of the Underlying Index.

- DIVERSIFICATION. The notes are linked to the Dow Jones Industrial Average and may allow you to diversify an existing portfolio mix of stocks, bonds, mutual funds and cash.

                         KEY RISK FACTORS FOR THE NOTES

An investment in the notes involves significant risks. While some of the risk considerations are summarized below, please review the "Risk Factors Relating to the Notes" section of the prospectus supplement related to this offering for a full description of risks.

- ANY APPRECIATION WILL BE LIMITED. If the Ending Value is greater than the Starting Value, your participation in the appreciation of the Underlying Index will be limited to the Participation Rate of 80%. As a result of the Participation Rate, the notes will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the full percentage change in the Dow Jones Industrial Average or an investment in some or all of the stocks underlying the Dow Jones Industrial Average.

- POSSIBILITY OF NO APPRECIATION. If the Ending Value is equal to or less than the Starting Value, the payment you receive at maturity will be limited to the amount of your initial investment in the notes, even if the closing value of the Dow Jones Industrial Average is greater than the Starting Value at one or more times during the term of the notes or if the closing value of the Dow Jones Industrial Average at maturity exceeds the Starting Value, but the closing value of the Dow Jones Industrial Average on the Valuation Date is equal to or less than the Starting Value.

- NO PERIODIC PAYMENTS. You will not receive any periodic payments of interest or any other periodic payments on the notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks comprising the Underlying Index.

- POTENTIAL FOR A LOWER COMPARABLE YIELD. The notes do not pay any periodic interest. As a result, even if the Ending Value is greater than the Starting Value, the effective yield on the notes may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

- SECONDARY MARKET. The notes have been approved for listing on the American Stock Exchange, subject to official notice of issuance, but the secondary market may not be liquid and may not continue for the term of the notes. Although Citigroup Global Markets intends to make a market in the notes, it is not obligated to do so.

- RESALE VALUE OF THE NOTES. Due to, among other things, changes in the price of and dividend yields on the stocks comprising the Underlying Index, interest rates, the earnings performance of the issuers of the stocks comprising the Underlying Index, other economic conditions and Citigroup Funding and Citigroup's perceived creditworthiness, the notes may trade at prices below their initial issue price of $10 per note. You could receive substantially less than the amount of your initial investment if you sell your notes prior to maturity.

- CITIGROUP CREDIT RISK. The notes are subject to the credit risk of Citigroup, Citigroup Funding's parent company and the guarantor of the payments due on the notes.

                      THE DOW JONES INDUSTRIAL AVERAGE(SM)

    GENERAL. The Dow Jones Industrial Average is published by Dow Jones & Company, Inc. ("Dow Jones"). The Dow Jones Industrial Average is a price-weighted index, which means an underlying stock's weight in the Dow Jones Industrial Average is based on its price per share rather than the total market capitalization of the issuer, and is designed to provide an indication of the composite price performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The underlying stocks of the Dow Jones Industrial Average are selected by the editors of The Wall Street Journal. Changes in the composition of the Dow Jones Industrial Average are made entirely by the editors of The Wall Street Journal without consultation with the corporations represented in the Dow Jones Industrial Average, any stock exchange, any official agency or Citigroup Funding.

    The following graph illustrates the historical performance of the Dow Jones Industrial Average based on the closing value thereof at the end of each December from 1946 through 2005. Past values of the Dow Jones Industrial Average are not necessarily indicative of future Dow Jones Industrial Average values.

(DOW JONES GRAPH)

                                                                                 177.20
Dec-47                                                                           181.16
                                                                                 177.30
Dec-49                                                                           200.10
                                                                                 235.40
Dec-51                                                                           269.22
                                                                                 291.89
Dec-53                                                                           280.89
                                                                                 404.38
Dec-55                                                                           488.39
                                                                                 499.46
Dec-57                                                                           435.68
                                                                                 583.64
Dec-59                                                                           679.35
                                                                                 615.88
Dec-61                                                                           731.13
                                                                                 652.10
Dec-63                                                                           762.94
                                                                                 874.12
Dec-65                                                                           969.25
                                                                                 785.68
Dec-67                                                                           905.10
                                                                                 943.75
Dec-69                                                                           800.35
                                                                                 838.91
Dec-71                                                                           890.19
                                                                                1020.01
Dec-73                                                                           850.85
                                                                                 616.24
Dec-75                                                                           852.41
                                                                                1004.65
Dec-77                                                                           831.17
                                                                                 805.01
Dec-79                                                                           838.74
                                                                                 963.98
Dec-81                                                                           875.00
                                                                                1046.55
Dec-83                                                                          1258.64
                                                                                1211.56
Dec-85                                                                          1546.67
                                                                                1895.95
Dec-87                                                                          1938.80
                                                                                2168.60
Dec-89                                                                          2753.20
                                                                                2633.66
Dec-91                                                                          3168.83
                                                                                3301.11
Dec-93                                                                          3754.09
                                                                                3834.44
Dec-95                                                                          5117.12
                                                                                6448.27
Dec-97                                                                          7908.25
                                                                                9181.43
Dec-99                                                                         11497.10
                                                                               10786.90
Dec-01                                                                         10021.50
                                                                                8341.63
Dec-03                                                                         10453.90
                                                                               10783.00
Dec-05                                                                         10717.50

    The closing value of the Dow Jones Industrial Average on February 22, 2006 was 11137.17.

    You should refer to the prospectus supplement related to this offering for additional information on the Dow Jones Industrial Average, including its makeup, method of calculation and changes in its components. All such disclosures in the prospectus supplement are derived from publicly available information prepared by Dow Jones. None of Citigroup Funding, Citigroup, Citigroup Global Markets or the trustee for the indenture under which the notes were issued assumes any responsibility for the accuracy or completeness of such information. You should also be aware that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the Dow Jones Industrial Average.

    LICENSE AGREEMENT. Dow Jones and Citigroup Global Markets Limited, an affiliate of Citigroup Funding, have entered into a non-exclusive license agreement providing for the license to Citigroup Funding, in exchange for a fee, of the right to use indices owned and published by Dow Jones, including the Dow Jones Industrial Average, in connection with certain securities, including the notes. The license agreement provides that the following language must be stated in this offering summary:

    "The notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, expressed or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. Dow Jones's only relationship to Citigroup Funding is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial Average, which is determined, composed and calculated by Dow Jones without regard to Citigroup Funding or the notes. Dow Jones has no obligation to take the needs of Citigroup Funding or the holders of the notes into consideration in determining, composing or calculating the Dow Jones Industrial Average. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes.

    DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND CITIGROUP FUNDING."

                     HYPOTHETICAL MATURITY PAYMENT EXAMPLES

     The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Values on the amount payable on the notes at maturity. All of the hypothetical examples are based on the following assumptions:

     - Issue Price:  $10.00

     - Starting Value:  10772.00

     - Participation Rate:  80%

     - Term of the Notes:  3.83 years

     As shown by the examples below, if the Index Return is 0.00% or less, you will receive an amount at maturity equal to $10.00 per note, the amount of your initial investment in the notes. If the Index Return is greater than 0.00%, you will receive an amount at maturity that is greater than your initial investment in the notes.


                                  INDEX RETURN      MATURITY      TOTAL RETURN     ANNUALIZED RETURN
ENDING VALUE     INDEX RETURN      AMOUNT(1)       PAYMENT(2)     ON THE NOTES      ON THE NOTES(3)
   4308.80         -60.00%           $0.00           $10.00           0.00%              0.00%
   5386.00         -50.00%           $0.00           $10.00           0.00%              0.00%
   6463.20         -40.00%           $0.00           $10.00           0.00%              0.00%
   7540.40         -30.00%           $0.00           $10.00           0.00%              0.00%
   8617.60         -20.00%           $0.00           $10.00           0.00%              0.00%
   9694.80         -10.00%           $0.00           $10.00           0.00%              0.00%
  10772.00           0.00%           $0.00           $10.00           0.00%              0.00%
  11849.20          10.00%           $0.80           $10.80           8.00%              2.03%
  12926.40          20.00%           $1.60           $11.60          16.00%              3.95%
  14003.60          30.00%           $2.40           $12.40          24.00%              5.77%
  15080.80          40.00%           $3.20           $13.20          32.00%              7.51%
  16158.00          50.00%           $4.00           $14.00          40.00%              9.17%
  17235.20          60.00%           $4.80           $14.80          48.00%             10.77%
  18312.40          70.00%           $5.60           $15.60          56.00%             12.30%
  19389.60          80.00%           $6.40           $16.40          64.00%             13.77%

---------------

(1) Index Return Amount = $10.00 X Index Return X Participation Rate, provided that the Index Return Amount will not be less than zero

(2) Maturity Payment = $10.00 + Index Return Amount

(3) Compounded Annually

    The examples above are for purposes of illustration only. The actual Index Return Amount will depend on the actual Starting Value (11137.17), Ending Value and Participation Rate (80%).

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following summarizes certain federal income tax considerations for initial U.S. investors that hold the notes as capital assets. Investors should refer to the prospectus supplement related to this offering for additional information relating to U.S. federal income tax and to their tax advisors to determine tax consequences particular to their situation.

     Because the notes are contingent payment debt obligations of Citigroup Funding, U.S. holders of the notes will be required to include original issue discount ("OID") for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the notes. This tax OID (computed at the assumed comparable yield) will be includible in a U.S. holder's gross income (as ordinary income) over the term of the notes, and generally will be reported to U.S. non-corporate holders on an IRS Form 1099. The assumed comparable yield is based on a rate at which Citigroup Funding would issue a similar debt obligation with no contingent payments. The amount of tax OID is based on an assumed amount payable at maturity. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, the notes. If the amount the notes pay at maturity is, in fact, less than this assumed amount, then a U.S. holder will have recognized taxable income in periods prior to maturity that exceeds that holder's economic income from holding the notes during such periods (with an offsetting ordinary loss). If a U.S. holder disposes of the notes, the U.S. holder will be required to treat any gain recognized upon the disposition of the notes as ordinary income (rather than capital gain).

     In the case of a holder of the notes that is not a U.S. person all payments made with respect to the notes and any gain realized upon the sale or other disposition of the notes should not be subject to U.S. income or withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form), the stocks underlying the Underlying Index are actively traded and such payments and gain are not effectively connected with a U.S. trade or business of such holder.

You should refer to the prospectus supplement for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

                     ERISA AND IRA PURCHASE CONSIDERATIONS

     Employee benefit plans that are subject to ERISA, entities the assets of which are deemed to constitute assets of such plans, and government or other plans subject to laws substantially similar to ERISA are not permitted to purchase the notes.

     Individual retirement accounts, individual retirement annuities and Keogh Plans will be permitted to purchase or hold the notes as long as (1) no Citigroup Global Markets affiliate or employee manages the account or provides advice to the account that serves as a primary basis for the account's decision to purchase or hold the notes, (2) if the account is owned by a Citigroup Global Markets employee, the employee does not receive any compensation as an employee (such as, for example, an addition to bonus) based on the purchase of notes by his/her account and (3) any SEP, Simple or Keogh Plans that purchase notes cover only owners and not employees.

                           ADDITIONAL CONSIDERATIONS

     If no closing value of the Dow Jones Industrial Average is available on the Valuation Date, the Calculation Agent may determine the Ending Value in accordance with the procedures set forth in the prospectus supplement related to this offering. In addition, if the Dow Jones Industrial Average is discontinued, the Calculation Agent may determine the Ending Value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the Dow Jones Industrial Average prior to any such discontinuance. You should refer to the sections "Description of the Notes -- Index Return Amount" and "-- Discontinuance of the Dow Jones Industrial Average" in the prospectus supplement for more information.

     Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

     Client accounts over which Citigroup or its affiliates have investment discretion are not permitted to purchase the notes, either directly or indirectly.

"Dow Jones," "Dow Jones Industrial Average(SM)" and "DJIA(SM)" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by Citigroup Funding Inc.'s affiliate, Citigroup Global Markets Limited, an affiliate of Citigroup Global Markets Inc. The notes are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the notes.

(C) 2006 Citigroup Global Markets Inc. Member SIPC.
CITIGROUP and the Umbrella Device are trademarks and service marks of Citigroup Inc. and its affiliates and are used and registered throughout the world.
SP2203 179924 10/05